EX-99(I)

Stradley Ronon Stevens & Young, LLP 2000 K Street, N.W.
Suite 700 Washington, DC 20006 T: 202.822.9611 stradley.com

August 26, 2025

Morningstar Funds Trust

22 W. Washington Street

Chicago, Illinois 60602

Re:	Post-Effective Amendment No. 14 to the
Registration Statement of Morningstar Funds Trust

Ladies and Gentlemen:

We have acted as counsel to Morningstar Funds Trust, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”) of the following nine (9) series of the Trust (each, a “Fund”): (i) Morningstar U.S. Equity Fund, (ii) Morningstar International Equity Fund, (iii) Morningstar Global Income Fund, (iv) Morningstar Total Return Bond Fund, (v) Morningstar Municipal Bond Fund, (vi) Morningstar Defensive Bond Fund, (vii) Morningstar Multisector Bond Fund, (viii) Morningstar Global Opportunistic Equity Fund, and (ix) Morningstar Alternatives Fund. The Trust is authorized to issue an unlimited number of Shares of each Fund.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”).

In connection with providing this opinion, we have examined (i) a copy of the Trust’s Certificate of Trust, as filed with the Secretary of State of the State of Delaware on March 1, 2017; (ii) the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 9, 2018; (iii) the Trust’s By-Laws; (iv) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Shares; and (v) a Certificate of Good Standing dated August 25, 2025 from the Secretary of State of Delaware. We have also examined the Notification of Registration on Form N-8A and the Registration Statements on Form N-1A filed on behalf of the Trust (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or

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verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities of “blue sky” laws of the State of Delaware or other states.

Based upon and subject to the foregoing information and examination, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP

STRADLEY RONON STEVENS & YOUNG, LLP